Exhibit 5.2

[ARH letterhead]

19 June 2003

WMC Resources Limited

Level 16

60 City Road

SOUTHBANK VIC 3000

WMC Finance (USA) Limited

Level 16

60 City Road

SOUTHBANK VIC 3000

WMC (Olympic Dam Corporation) Pty Limited

Level 16

60 City Road

SOUTHBANK VIC 3000

WMC Fertilizers Pty Limited

Level 16

60 City Road

SOUTHBANK VIC 3000

Dear Sirs

WMC Finance (USA) Limited—Guaranteed Debt Securities

We have acted as Australian Solicitors to WMC Resources Limited, a corporation incorporated under the laws of Australia (the Parent).

In connection with the registration under the United States Securities Act 1933 (the Act) of US$500,000,000 5.125% Guaranteed Notes due 2013 the 2013 Exchange Notes and the US$200,000,000 6.250% Guaranteed Notes due 2033 the 2033 Exchange Notes (together, the Exchange Notes) of WMC Finance (USA) Limited, a corporation incorporated under the laws of Australia (the Company), and the guarantees in respect thereof (the Guarantees) of the Parent, WMC (Olympic Dam Corporation) Pty Ltd and WMC Fertilizers Pty Ltd, each of which is a corporation incorporated under the laws of Australia (each such corporation a Guarantor), We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise that, in our opinion each of the Company, the Parent, WMC Fertilizers Pty Ltd and WMC (Olympic Dam Corporation) Pty Ltd has been duly incorporated in Australia, and neither the

Arthur Robinson

12 June 2003	& Hedderwicks

Company nor any Guarantor is in liquidation under Australian federal laws or the laws of the State of Victoria or the State of South Australia, and that when:

(a)	the Registration Statement on Form F-4 filed on June 19, 2003 has become effective under the Act;

(b)	the Exchange Notes and the Guarantees have been duly executed and, in the case of the Exchange Notes, authenticated in accordance with the indenture, dated as of May 8, 2003 (as supplemented, the “Indenture”), among the Company, WMC Resources Ltd. and The Bank of New York, as Trustee, as supplemented by the First Supplemental Indenture, dated as of May 8, 2003 among the Company, the Guarantors and the Trustee; and

(c)	the Exchange Notes and the Guarantees have been delivered upon consummation of the exchange offer in exchange for a like principal amount of the Company’s issued and outstanding 5.125% Guaranteed Notes due 2013, in the case of the 2013 Exchange Notes and for a like principal amount of the Company’s issued and outstanding 6.250% Guaranteed Notes due 2033, in the case of the 2033 Exchange Notes, as contemplated by the Registration Rights Agreement, dated May 8, 2003, among the Company, the Guarantors, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., the Indenture and the Registration Statement,

the Exchange Notes and the Guarantees of the Guarantors will be validly issued and will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent transfer, re-organisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the laws of the Commonwealth of Australia, the State of Victoria and the State of South Australia and we express no opinion as to the effect of the laws of any other jurisdiction. We understand you are relying, as to all matters governed by the Federal laws of the United States of America and the laws of the State of New York, upon the opinion, dated 19 June 2003, of Sullivan & Cromwell, a copy of which is being delivered to you buy such counsel.

The foregoing opinion is given as of the date hereof and assumes that no change in applicable law will occur between the date hereof and the date of the issuance and delivery of the Exchange Notes and the Guarantees.

For the purposes of giving this opinion we have assumed the following:

(a)	Insofar as any obligation under the Exchange Notes or the Guarantees is to be performed in any jurisdiction outside Australia, its performance will not be illegal or unenforceable under the law of that jurisdiction.

(b)	The Exchange Notes and the Guarantees will constitute legal, valid and binding obligations of the Company and the Guarantors under the laws of New York enforceable in competent courts of that jurisdiction.

(c)	The Exchange Notes and the Guarantees will be executed and delivered in New York in compliance with any formalities for execution applicable under the laws of New York.

Our opinion is given subject to the following qualifications:

(1)	We have relied on a search of public records on file at the offices of the Australian Securities and Investments Commission on 19 June 2003. We note that records disclosed by such search may not be complete or up to date. We have also relied upon searches for winding up petitions lodged in respect of the Company and the Guarantors at the Supreme Court of Victoria, Supreme Court of South Australia and the Victorian and South Australian Registries of the Federal Court of Australia but we note that it is also possible for winding up petitions in respect of the Company and the Guarantors to be lodged in registries and courts in other jurisdictions.

(2)	Any provision that certain calculations, determinations or certificates will be conclusive and binding will not apply if those calculations, determinations or certificates are fraudulent or manifestly inaccurate.

(3)	Any clause providing for the severability of any provision of a document may not be enforceable in accordance with its terms, as a court may reserve to itself a decision as to whether any provision is severable.

(4)	The obligation of a party under any document to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.

(5)	We express no opinion on any provision in any document requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties.

(6)	The courts might not give full effect to any indemnity for legal costs.

(7)	We have relied, as to certain matters of fact, on certificates of officers of the Company and the Guarantors.

(8)	It is not clearly established whether a judgment would be given in Victoria in any currently other than Australian dollars although we believe it likely.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading ‘Validity of the New Notes and Guarantees’ in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act.

Yours faithfully,

/s/    Arthur Robinson Hedderwicks

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